[MISSION RESOURCES LOGO]
                                                   Mission Resources Corporation
                                                          1331 Lamar, Suite 1455
                                                       Houston, Texas 77010-3039

                                                                    NEWS RELEASE
--------------------------------------------------------------------------------

Contact:      Ann Kaesermann
              Vice President - Accounting and Investor Relations, CAO investors@mrcorp.com
              (713) 495-3100

                Mission Resources Announces Third-Quarter Results

HOUSTON, November 13, 2002-- Mission Resources Corporation (NASDAQ: MSSN) today announced a third quarter 2002 loss of $2.4 million, or $0.10 per fully diluted share, on total revenues of $27.6 million. Discretionary cash flow for the period totaled $4.8 million, or $0.20 per diluted share, and earnings before interest, taxes, depreciation, depletion and amortization (EBITDA) totaled $11.4 million.

In comparison, net income in the third quarter of 2001 was $0.7 million, or $0.03 per diluted share, on revenues of $40.5 million. Discretionary cash flow was $13.3 million, or $0.56 per diluted share, and EBITDA was $20.4 million. The third quarter of 2001 was the first full quarter following the merger which formed Mission.

Third Quarter Results
Production volumes averaged 13,469 barrels of oil equivalent (boe) per day in the third quarter of 2002 compared to 20,473 boe per day in the third quarter of 2001. The decline from the prior year is primarily the result of the property sales completed since mid-2001, production declines in the Gulf of Mexico and a one week shut-in of coastal and offshore properties for Hurricane Isidore.

Mission's realized oil and gas prices in the third quarter averaged $22.78 per barrel of oil and $3.02 per thousand cubic feet (Mcf), including the effects of hedging, compared to $23.42 per barrel and $2.65 per Mcf, respectively, in the third quarter of 2001. Oil hedges reduced the realized price by $1.08 per barrel in the current quarter while gas hedges had no material impact.

Total lease operating expenses in the current quarter of $9.8 million were 28% below those of the prior year quarter, primarily due to the property sales and cost reductions. On a unit basis, operating costs were $7.92 per boe in the third quarter of 2002.

Administrative costs of $2.3 million in the third quarter of 2002, excluding non-recurring staff transition costs of $2.8 million, were 32% below the $3.5 million of the third quarter of 2001. This reduction is primarily from the termination of various administrative outsourcing arrangements and the reduction of staff.

The quarter had approximately $.5 million in non-recurring items which netted to a positive after tax effect of approximately $0.4 million or about $0.02 per share. We recorded a $1.8 million gain on our interest rate swap and we recorded a $1.7 million gain on the settlement of a royalty calculation dispute with the Minerals Management Service. This was partially offset by two negative items. We recorded additional general and administrative expenses of $2.8 million primarily for severance costs related to the change in management and $0.2 million for FAS 133 ineffectiveness.

Financial and Liquidity Position
Capital expenditures were $5.3 million in the third quarter and were almost entirely for exploitation. Mission received net proceeds of $38.5 million for property sales in the third quarter, the bulk of which were used to reduce outstanding bank debt. At September 30, 2002 Mission had $7.0 million of debt on its senior revolver outstanding and $225.0 million of subordinated notes. Of the $16.9 million cash balance at the end of the quarter, $12.2 million was used the following day for the semiannual interest payment on the subordinated notes.

As previously announced, Mission's senior revolver borrowing base is currently $50.0 million. As of today Mission has $3.0 million of senior revolver debt outstanding which gives the Company net unused availability under the revolver of $47.0 million.

Interest expense in the third quarter of 2002 totaled $5.4 million. The Company is in compliance with all of the covenants for its senior revolver and its subordinated notes.

Subsequent Events
In October Mission entered into additional gas hedges for 2003, in the form of costless collars that cover 5,000 MMBtu per day and have average floor and ceiling prices of $3.68 and $4.30, respectively. A schedule outlining the oil and gas hedges currently in place is attached.

Hurricane Lili passed through the Gulf of Mexico and South Louisiana during the first week of October. Four fields in which the Company holds interests sustained damage in the storm. Two Company operated platforms at Eugene Island 307 are currently being repaired and will be producing at full rates by the end of November. A non-operated platform in the area was heavily damaged, and the field is expected to remain off production until next week. Mission's net production at that field is 660 boe per day. The Lac Blanc field in inland waters of Louisiana sustained nominal damage, and is producing. Mission has filed claims with its insurance carriers on these properties, and we expect our financial exposure from property damage to only be the applicable deductible.

In total, we anticipate that fourth quarter production will be affected by about 600 boe per day as a result of Hurricane Lili, but do not expect any effect into the first quarter of 2003.

Outlook for Fourth Quarter 2002
With the property sales early in the third quarter of 2002 and reduced capital expenditures, oil production volumes are expected to be lower than those reported in the third quarter. These estimates include the effect of Hurricane Lili as noted above.

                                                     4Q 2002 Est.
                                                     -------------
         Crude oil (barrels per day)                 7,000 - 7,500
         Natural gas (MMcf per day)                  22 - 27

Based on the above production levels, the following per unit recurring expenses are anticipated in the fourth quarter of 2002:

         Per BOE                                     4Q 2002 Est.
         -------                                     ------------
         Lease operating expenses                    $9.50 - 9.75
            (including workovers)
         Production taxes                            $1.00 - 1.10
         G&A                                         $1.85 - 1.95
         DD&A (oil & gas)                            $8.00 - 8.10

Our reported proved reserves at the end of 2001 were approximately 67 million boe. Reduced by production, revisions and an estimated 12 million boe of year-to-date property divestitures, our internal estimates show that year-end reserves will be approximately 45 million boe. This could be further reduced by up to 2.5 million boe from non-core properties that are being exposed for sale at auction in November.

A complete report will be prepared by Netherland Sewell and our year-end reported reserves could be somewhat lower.

(The estimates above for fourth quarter 2002 are forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results may differ based on the risks and uncertainties described in the company's periodic reports filed with the Securities and Exchange Commission.)

Conference Call Information
The company will hold its quarterly conference call to discuss third quarter results on Thursday, November 14, at 10:00 a.m. Central Time. To participate, dial 877/894-9681 a few minutes before the call begins. Please reference Mission Resources, conference ID 6487571. The call will also be broadcast live over the Internet from the company's home page at www.mrcorp.com/pwwebcasts.asp. A replay of the conference call will be available approximately two hours after the end of the call. It will be available until Friday, November 29. To access the replay, dial 800/642-1687 and reference conference ID 6487571. In addition, the call will also be archived on the company's Web site for 30 days.

About Mission Resources
Mission Resources Corporation is a Houston-based independent exploration and production company which acquires, develops and produces crude oil and natural gas in the Permian Basin of West Texas, along the Texas and Louisiana Gulf Coast and in the Gulf of Mexico.

This press release contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the Securities and Exchange Commission. The Company undertakes no duty to update or revise these forward-looking statements.

                                MISSION RESOURCES
                            STATEMENTS OF OPERATIONS
                (Amounts in thousands, except per share amounts)
                                   (Unaudited)


                                                              Three Months Ended        Nine Months Ended
                                                                 September 30,           September 30,
                                                             --------------------     --------------------
                                                               2002      2001 (1)       2002      2001 (1)
                                                             --------   ---------     --------   ---------
REVENUES:
        Oil revenues - U. S.                                 $ 16,606    $25,128      $ 55,614    $ 54,912
        Oil revenues - Ecuador                                      -          -             -       1,877
        Gas revenues                                            9,242     12,906        30,482      46,963
        Gas plant revenues                                          -      1,152             -       4,275
        Interest and other income (expense)                     1,723      1,311        (7,959)      1,528
                                                             --------    -------      --------    --------
                                                               27,571     40,497        78,137     109,555
                                                             --------    -------      --------    --------

COSTS AND EXPENSES:
        Lease operating expense - U. S.                         9,808     13,542        35,908      28,314
        Lease operating expense - Ecuador                           -          -             -       3,071
        Production taxes                                        1,200      1,398         3,973       3,205
        Gas plant expenses                                          -        559             -       1,971
        Transportation costs                                       73         10           211          60
        Mining venture costs                                        -         41             -         907
        Loss on asset sales                                         -        381         2,719      11,602
        Depreciation, depletion and amortization - U. S.        9,718     13,458        31,917      32,529
        Depreciation, depletion and amortization - Ecuador          -          -             -         504
        General and administrative expenses - U. S.             5,142      3,453        10,349       8,746
        General and administrative expenses - Ecuador               -          -             -         722
        Interest expense                                        5,365      6,226        20,420      16,058
                                                             --------    -------      --------    --------
                                                               31,306     39,068       105,497     107,689
                                                             --------    -------      --------    --------

INCOME (LOSS) BEFORE TAXES AND CHANGE IN ACCTG METHOD          (3,735)     1,429       (27,360)      1,866
        Income tax expense (benefit)
            Current                                                 -        491             -       1,334
            Deferred                                           (1,307)       245        (9,576)       (550)
                                                             --------    -------      --------    --------
                                                               (1,307)       736        (9,576)        784
                                                             --------    -------      --------    --------
INCOME (LOSS) BEFORE CHANGE IN ACCOUNTING METHOD             $ (2,428)   $   693      $(17,784)   $  1,082
                                                             --------    -------      --------    --------
Cumulative effect of a change in accounting method,
  net of tax                                                        -          -             -       2,767

NET INCOME (LOSS)                                            $ (2,428)   $   693      $(17,784)   $ (1,685)
                                                             ========    =======      ========    ========
        Earnings (loss) per share before change in
          acctg method                                         ($0.10)   $  0.03        ($0.75)      $0.06
        Earnings (loss) per share before change in
          acctg method - diluted (2)                           ($0.10)   $  0.03        ($0.75)      $0.06
        Earnings (loss) per share                              ($0.10)   $  0.03        ($0.75)     ($0.09)
        Earnings (loss) per share - diluted (2)                ($0.10)   $  0.03        ($0.75)     ($0.09)

        Weighted avg. common shares outstanding                23,586     23,586        23,586      18,860
        Weighted avg. common shares outstanding - diluted      23,586     23,681        23,586      18,860

        Discretionary cash flow (3)                            $4,831    $13,336       $17,831    $ 45,861
        Discretionary cash flow per share                       $0.20      $0.57         $0.76       $2.43
        Discretionary cash flow per share - diluted             $0.20      $0.56         $0.75       $2.39

        EBITDA excluding non cash and other items (4)         $11,417    $20,419       $37,869    $ 62,746

(1)  Includes Bargo merger effective May 16, 2001.
(2) Due to a potential antidilutive effect in loss periods, weighted avg. common shares outstanding were used for periods with a loss.
(3) Discretionary cash flows consists of net income excluding non cash and other items. Non cash and other items include depreciation, depletion and amortization, compensation expense related to stock options, gain (loss) due to hedge ineffectiveness (FAS 133), gain (loss) on interest rate swap, amortization of debt issue costs, amortization of bond premium, write offs of uncollectable receivables, loss on asset sales and deferred taxes.
(4) EBITDA excluding non cash and other items consist of earnings before interest expense, taxes, depreciation, depletion and amortization, excluding non cash and other items detailed in footnote (3).

                           MISSION RESOURCES
                     SUMMARY OPERATING INFORMATION
                              (Unaudited)


                                                               Three Months Ended        Nine Months Ended
                                                                  September 30,            September 30,
                                                              ---------------------    --------------------
                                                                2002       2001 (1)      2002      2001 (1)
                                                              -------     ---------    -------    ---------

AVERAGE SALES PRICE, INCLUDING
THE EFFECT OF HEDGES:
       Oil and condensate ($/Bbl) - U. S.                     $ 22.78     $  23.42     $ 21.20    $  23.21
       Oil and condensate ($/Bbl) - Ecuador                   $     -     $      -     $     -    $  19.76
       Gas ($/Mcf)                                            $  3.02     $   2.65     $  2.98    $   3.47
       Equivalent ($/Boe)                                     $ 20.86     $  20.19     $ 19.90    $  21.99

AVERAGE SALES PRICE, EXCLUDING
THE EFFECT OF HEDGES:
       Oil and condensate ($/Bbl) - U. S.                     $ 23.86     $  23.42     $ 21.35    $  23.21
       Oil and condensate ($/Bbl) - Ecuador                   $     -     $      -     $     -    $  19.76
       Gas ($/Mcf)                                            $  3.01     $   2.79     $  2.86    $   4.62
       Equivalent ($/Boe)                                     $ 21.48     $  20.53     $ 19.70    $  25.29

AVERAGE DAILY PRODUCTION:
       Oil and condensate (Bbls) - U. S.                        7,924       11,663       9,608       8,667
       Oil and condensate (Bbls) - Ecuador                          -            -           -         348
       Total oil and condensate (Bbls)                          7,924       11,663       9,608       9,015
       Gas (Mcf)                                               33,272       52,859      37,454      49,604
       Equivalent (Boe)                                        13,469       20,473      15,850      17,282
       Equivalent (Mcfe)                                       80,816      122,837      95,102     103,694

TOTAL PRODUCTION:
       Oil and condensate (MBbls) - U. S.                         729        1,073       2,623       2,366
       Oil and condensate (MBbls) - Ecuador                         -            -           -          95
       Total oil and condensate (MBbls)                           729        1,073       2,623       2,461
       Gas (MMcf)                                               3,061        4,863      10,225      13,542
       Equivalent (MBoe)                                        1,239        1,884       4,327       4,718

OPERATING COSTS PER MBOE:
       Lease operating expense                                $  7.92     $   7.19     $  8.30      $ 6.65
       Production taxes                                       $  0.97     $   0.74     $  0.92      $ 0.68
       General and administrative expenses                    $  4.15     $   1.83     $  2.39      $ 2.01
       Depreciation, depletion, and amortization (2)          $  7.75     $   6.59     $  7.26      $ 6.54

(1)  Includes Bargo merger effective May 16, 2001.
(2) Depreciation of gas plants, furniture and fixtures and amortization of intangibles is excluded.

                                MISSION RESOURCES
                             CONDENSED BALANCE SHEETS
                              (Amounts in thousands)



                                                                 September 30,
                                                                     2002        December 31,
                                                                 (Unaudited)        2001
                                                                --------------  -------------
ASSETS:
       Current assets                                             $  34,235       $  38,689
       Property, plant and equipment, net                           318,764         379,738
       Leasehold, furniture and equipment, net                        2,174           2,431
       Long term receivables                                              -             899
       Goodwill and other intangibles                                14,612          15,436
       Other assets                                                   7,044          10,571
                                                                  ---------       ---------
                                                                  $ 376,829       $ 447,764
                                                                  =========       =========
LIABILITIES AND STOCKHOLDERS' EQUITY
       Current liabilities                                        $  35,161       $  38,584
       Long-term debt, including $1,500 unamortized premium
         on issuance of $125,000 bonds                              233,500         261,695
       Deferred tax liability                                        18,748          31,177
       Other long-term liabilities, excluding current portion         2,355           6,068
       Stockholders' equity                                          90,272         107,954
         Other comprehensive income (loss), net of taxes             (3,207)          2,286
                                                                  ---------       ---------

                                                                  $ 376,829       $ 447,764
                                                                  =========       =========


                                MISSION RESOURCES
                       CONDENSED STATEMENTS OF CASH FLOWS
                              (Amounts in thousands)
                                   (Unaudited)

                                                               Nine Months Ended
                                                                 September 30,
                                                           -------------------------
                                                              2002           2001
                                                           ----------     ----------
OPERATING ACTIVITIES:
Net loss                                                   $ (17,784)     $  (1,685)
       Adjustments to reconcile net loss to net cash
          provided by operating activities                    32,896         47,546
       Net changes in operating assets and liabilities        (2,625)        (8,640)
                                                           ---------      ---------

Net cash provided by (used in) operating activities           12,487         37,221

INVESTING ACTIVITIES:
Acquisition of oil and gas properties                           (419)      (168,533)
Capital expenditures                                         (16,607)       (29,597)
Leasehold, furniture and equipment                              (147)          (529)
Proceeds from sales of properties                             49,095         21,159
                                                           ---------      ---------
Net cash provided by (used in) investing activities           31,922       (177,500)

FINANCING ACTIVITIES:
Net proceeds from equity activities                                -            899
Net bank debt activity                                       (28,065)       133,370
                                                           ---------      ---------
Net cash provided by (used in) financing activities          (28,065)       134,269
                                                           ---------      ---------
Net increase (decrease) in cash and cash equivalents          16,344         (6,010)
Cash and cash equivalents at beginning of period                 603         14,464
                                                           ---------      ---------
Cash and cash equivalents at end of period                 $  16,947      $   8,454
                                                           =========      =========

                                MISSION RESOURCES
                                 HEDGE SCHEDULE


                      OIL                                                                GAS

 Fourth Quarter 2002                                        Fourth Quarter 2002
       4,500 bbls a day in a collar at $25.00 to $25.50           8,500 mcf a day in a collar at $3.40 to $7.00
       500 bbls a day in a collar at $25.00 to $25.90             November and December only
                                                                  5,000 mcf a day in a collar at $3.83 to $4.36

                       -------------------------------------------------------------------

 First Quarter 2003                                         First Quarter 2003
       3,500 bbls a day in a swap at $24.80                       10,000 mcf a day in a collar at $3.00 at $4.65
       500 bbls a day in a swap at $24.92                         5,000 mcf a day in a collar at $3.73 at $4.61

 Second Quarter 2003                                        Second Quarter 2003
       3,500 bbls a day in a swap at $24.30                       5,000 mcf a day in a collar at $3.00 to $4.02
       500 bbls a day in a swap at $24.37                         5,000 mcf a day in a collar at $3.00 to $3.97
                                                                  5,000 mcf a day in a collar at $3.54 to $4.08

 Third Quarter 2003                                         Third Quarter 2003
       3,000 bbls a day in a swap at $23.95                       10,000 mcf a day in a collar at $3.00 to $4.10
       500 bbls a day in a swap at $23.94                         5,000 mcf a day in a collar at $3.56 to $4.11

 Fourth Quarter 2003                                        Fourth Quarter 2003
       3,000 bbls a day in a swap at $23.59                       10,000 mcf a day in a collar at $3.00 to $4.65
       500 bbls a day in a swap at $23.58                         5,000 mcf a day in a collar at $3.73 to $4.32